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                     February 17, 2022

       Raouf Ghali
       Chief Executive Officer
       Hill International, Inc.
       One Commerce Square
       2005 Market Street, 17th Floor
       Philadelphia, PA 19103

                                                        Re: Hill International,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 16,
2021
                                                            File No. 001-33961

       Dear Mr. Ghali:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services